PRESS RELEASE Exhibit 99.1

ATLANTIC CAPITAL BANCSHARES, INC. REPORTS FOURTH QUARTER 2020 RESULTS

Atlanta, GA – January 21, 2021 – Atlantic Capital Bancshares, Inc. (NASDAQ: ACBI) announced net income for the quarter ended December 31, 2020 of $10.0 million, or $0.48 per diluted share, compared to $7.1 million, or $0.32 per diluted share, for the fourth quarter of 2019 and $8.6 million, or $0.40 per diluted share, for the third quarter of 2020.

“Atlantic Capital recorded another quarter of strong operating performance during the pandemic with double-digit percentage growth in loans, deposits, net interest income, and service charge income. While the course of economic recovery is uncertain, Atlantic Capital is well positioned with a fortress balance sheet and strong business development momentum for solid growth and strong performance in 2021,” remarked Douglas Williams, President and Chief Executive Officer.

Fourth Quarter Highlights(1)

●	Loans held for investment excluding Paycheck Protection Program (“PPP”) loans increased $100.7 million, or 21% annualized, compared to the third quarter of 2020 and increased $183.4 million, or 10%, compared to the fourth quarter of 2019.
●	Average deposits increased $402.2 million, or 65% annualized, compared to the third quarter of 2020 and increased $727.8 million, or 34%, compared to the fourth quarter of 2019.
●	Cost of deposits decreased to 0.16% from 0.19% in the third quarter of 2020 and 0.90% in the fourth quarter of 2019.
●	Tangible book value per share increased to $15.62 from $15.11 at September 30, 2020 and from $14.09 at December 31, 2019.
●	Annualized net charge-offs to average loans totaled 0.05% for the fourth quarter of 2020 and 0.11% for the full year 2020.
●	Non-performing assets to total assets were 0.13% at December 31, 2020 compared to 0.20% at September 30, 2020.
●	823,000 shares repurchased in the fourth quarter of 2020 totaling $11.5 million at an average price of $13.98. As of December 31, 2020, approximately $7.3 million remained from the $25 million share repurchase program.

Income Statement

Taxable equivalent net interest income totaled $23.0 million for the fourth quarter of 2020, an increase of $2.3 million, or 11%, from the fourth quarter of 2019, and an increase of $926,000, or 17% annualized, from the third quarter of 2020. The fourth quarter of 2020 included $2.3 million in PPP loan income compared to $1.6 million in the third quarter of 2020.

Taxable equivalent net interest margin was 2.91% in the fourth quarter of 2020, compared to 3.38% in the fourth quarter of 2019 and 3.14% in the third quarter of 2020. The linked quarter decrease was primarily the result of the increase in deposits and corresponding increase in cash balances. The taxable equivalent net interest margin, excluding PPP loans, in the fourth quarter of 2020 was 2.81% compared to 3.18% in the third quarter of 2020.

The yield on loans in the fourth quarter of 2020 was 3.89%, a decrease of 106 basis points from the fourth quarter of 2019 and an increase of 7 basis points from the third quarter of 2020. Excluding the PPP loans, the fourth quarter of 2020 loan yield was 3.86% compared to 3.95% in the third quarter of 2020.

(1) Commentary is on a fully taxable-equivalent basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a tax equivalent basis, net interest income and net interest margin are provided on a fully taxable-equivalent basis, which generally assumes a 21% marginal tax rate. We provide detailed reconciliations in the Non-GAAP Performance and Financial Measures Reconciliation table on page 13.

The cost of deposits in the fourth quarter of 2020 was 0.16%, a decrease of 74 basis points from the fourth quarter of 2019 and a decrease of 3 basis points from the third quarter of 2020. The cost of interest bearing deposits decreased 111 basis points to 0.25% from the fourth quarter of 2019, and decreased 3 basis points from the third quarter of 2020.

The provision for credit losses was $481,000 in the fourth quarter of 2020 compared to $787,000 in the fourth quarter of 2019 and $28,000 in the third quarter of 2020. The fourth quarter of 2020 provision for credit losses included a $225,000 provision for loan losses and a $257,000 provision for unfunded commitments. The higher provision for unfunded commitments in the fourth quarter of 2020 was driven by an increase in the level of unfunded commitments.

Noninterest income totaled $3.0 million in the fourth quarter of 2020 compared to $2.7 million in the fourth quarter of 2019 and $2.5 million in the third quarter of 2020. Service charge income in the fourth quarter of 2020 totaled $1.3 million, an increase of $343,000 compared to the fourth quarter of 2019, and an increase of $124,000 from the third quarter of 2020. The increase in service charge income was primarily due to growth in our payments and fintech businesses along with solid growth in our core treasury management business. SBA income totaled $1.0 million, an increase from $893,000 in the third quarter of 2020, primarily from higher SBA origination volume.

Noninterest expense totaled $13.2 million in the fourth quarter of 2020, compared to $13.4 million in the fourth quarter of 2019 and $13.7 million in the third quarter of 2020. The $413,000 linked quarter decrease in salaries and benefits was primarily driven by an increase in loan production salary cost deferrals due to higher loan originations during the fourth quarter and a decrease in incentive compensation. In addition, other noninterest expense decreased in the fourth quarter of 2020 primarily from the recovery of $290,000 of the $470,000 in losses on customer accounts incurred during the third quarter of 2020.

The 2020 effective tax rate from continuing operations was 17.0% compared to 21.3% for the full year of 2019, and was impacted by lower pretax earnings as well as increased non-taxable securities income from municipal bonds.

Balance Sheet

Total loans held for investment were $2.25 billion at December 31, 2020, an increase of $375.5 million, or 20.0%, from December 31, 2019 and an increase of $61.0 million, or 11% annualized, from September 30, 2020. PPP loans totaled $192.2 million at December 31, 2020, a decrease of $40.0 million compared to September 30, 2020, due to the forgiveness of PPP loans during the fourth quarter. In addition to the strong funded loan growth across most of our lines of business, total unfunded commitments increased $50.0 million, on a linked quarter basis, primarily due to strong growth in our commercial real estate business.

The allowance for credit losses was 1.55% of total loans held for investment at December 31, 2020, compared to 1.59% at September 30, 2020. Excluding the impact of PPP loans, the allowance for credit losses at December 31, 2020 was 1.70% compared to 1.78% at September 30, 2020. Annualized net charge-offs were 0.05% for the fourth quarter of 2020 and 0.11% for the full year 2020. Non-performing assets totaled $4.9 million, or 0.13% of total assets, as of December 31, 2020, compared to $6.0 million, or 0.20% of total assets, as of September 30, 2020.

Total average deposits were $2.87 billion for the fourth quarter of 2020, an increase of $727.8 million, or 33.9%, from the fourth quarter of 2019 and an increase of $402.2 million, or 65.1% annualized, from the third quarter of 2020. In addition to typical seasonal increases in fourth quarter deposits, we continued to see strong growth in core deposits across most of our lines of business. Noninterest bearing deposits were 34.0% of total average deposits in the fourth quarter of 2020, compared to 33.5% in the fourth quarter of 2019 and 34.6% in the third quarter of 2020.

Tangible common equity to tangible assets decreased to 8.9% at December 31, 2020, compared to 11.0% September 30, 2020, due to the impact from the fourth quarter growth in deposits and its corresponding increase on the size of the year-end balance. Cash and cash equivalents were $653.4 million and total assets were $3.62 billion at December 31, 2020 compared to cash and cash equivalents of $114.0 million and total assets of $2.92 billion at September 30, 2020.

Earnings Conference Call

Atlantic Capital will host a conference call at 1:00 p.m. EST on Friday, January 22, 2021, to discuss the financial results for the quarter ended December 31, 2020. Individuals wishing to participate in the conference call may do so by dialing 833-685-0902 from the United States. The call will also be available live via webcast on the Investor Relations page of our website, www.atlanticcapitalbank.com. A presentation will be used during the earnings conference call and is available at https://atlanticcapitalbank.q4ir.com/news-market-data/presentations/default.aspx.

Non-GAAP Financial Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. Atlantic Capital management uses non-GAAP financial measures, including: (i) taxable equivalent interest income; (ii) taxable equivalent net interest income; (iii) loan yield excluding PPP loans; (iv) taxable equivalent net interest margin; (v) taxable equivalent net interest margin excluding PPP loans; (vi) taxable equivalent income before income taxes; (vii) taxable equivalent income tax expense; (viii) tangible assets; (ix) tangible common equity; (x) tangible book value per common share, and (xi) allowance for credit losses to loans held for investment excluding PPP loans, in our analysis of the Company's performance. Tangible common equity excludes goodwill from shareholders' equity.

Management believes that non-GAAP financial measures provide a greater understanding of ongoing performance and operations, and enhance comparability with prior periods. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as determined in accordance with GAAP, and investors should consider Atlantic Capital’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP. Non-GAAP financial measures may not be comparable to non-GAAP financial measures presented by other companies.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “project,” “expect,” “intend,” “plan,” “strive,” or words or phases of similar meaning. Forward-looking statements may include, among other things, statements about Atlantic Capital’s confidence in its strategies and its expectations about financial performance, the impact of COVID-19 on operations, market growth, market and regulatory trends and developments, acquisitions and divestitures, new technologies, services and opportunities and earnings. The forward-looking statements are based largely on Atlantic Capital’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Atlantic Capital’s control. Atlantic Capital undertakes no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements as a result of, among other factors, the risks and uncertainties described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Atlantic Capital’s Annual Report on Form 10-K, as supplemented by our Current Report on Form 8-K filed on April 23, 2020, and Quarterly Reports on Form 10-Q. Please refer to the SEC’s website at www.sec.gov where you can review those documents.

About Atlantic Capital Bancshares

Atlantic Capital Bancshares, Inc. is a $3.6 billion publicly traded bank holding company headquartered in Atlanta, Georgia. Atlantic Capital offers commercial and not-for-profit banking services, specialty corporate financial services, private banking services and commercial real estate finance solutions to privately held companies and individuals in the Atlanta area, as well as payments and other specialized financial services for select clients nationally.

Media Contact:

Ashley Carson

Email: ashley.carson@atlcapbank.com

Phone: 404-995-6050

(ACB-ER)

Financial Contact:

Patrick Oakes

Email: patrick.oakes@atlcapbank.com

Phone: 404-995-6050